Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.                                                                                October 22, 2008
Phone: 408-736-6900 x168

AFOP REPORTS 3rd QUARTER 2008 RESULTS

WITH RECORD QUARTERLY REVENUES AND PROFITS

Sunnyvale, CA – October 22, 2008 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2008.
Revenues for the third quarter of 2008 totaled $10,829,000, an 18% increase from revenues of $9,170,000 recorded in the third quarter of 2007 and a 5% increase compared with revenues of $10,323,000 for the second quarter of 2008. The Company recorded net income for the third quarter of 2008 of $1,345,000, or $0.03 per share, a 24% improvement over net income of $1,081,000, or $0.03 per share, for the second quarter of 2008. This compares to net income for the third quarter of 2007 of $1,065,000, or $0.03 per share.
Included in expenses for the quarter ended September 30, 2008 was $34,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended September 30, 2007 and the second quarter of 2008 were $91,000 and $46,000 of stock-based compensation charges under SFAS 123(R), respectively.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the financial performance and progress AFOP has made in the quarter ending September 30, 2008. With continued sequential quarterly revenue growth, we again delivered record quarterly sales and generated record quarterly profits in the quarter. With gross margin remaining above 31%, our operating profit margin reached the 10% level for the first time since going public. In addition, this is the twentieth consecutive quarter with revenue growth over the year ago quarter.”
“Our balance sheet improved as well. At the end of the 3rd quarter, our cash and cash equivalent assets, together with our short-term and long-term investments, increased to $38.2 million. The net value includes an aggregate $1.3M value reduction on our auction rate securities investments, after the adoption of FAS 157, since January 1, 2008.”

“Looking forward, although the overall market has been slowing with the severe economic conditions recently, we expect to deliver a record year for AFOP in both sales and profits as fiscal year 2008 concludes. In addition, we expect to generate additional net cash from our operating activities during the quarter.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on October 22, 2008 to discuss AFOP’s third quarter 2008 financial results. To participate in AFOP’s conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 299032.AFOP will also provide a live webcast of its third quarter 2008 conference call at AFOP’s website: www.afop.com . An audio replay will be available until October 29, 2008. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#:  299032) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components, including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to future market demand, future sales growth and profitability, and our expectations regarding year end 2008 results, including our expectations regarding 2008 sales, profits and net cash from operating activities, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, order trends and customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2008. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Sep. 30, 2008	Dec. 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$23,231	$36,480
Accounts receivable	5,568	5,393
Inventories	6,366	5,003
Other current assets	517	481

Total current assets	35,682	47,357

Long-term investments	14,990	-
Property and equipment, net	4,584	4,373
Other assets	238	226

Total assets	$55,494	$51,956

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,354	$4,523
Accrued expenses and other liabilities	3,452	3,520

Total current liabilities	8,806	8,043

Long-term liabilities	937	1,006

Total liabilities	9,743	9,049

Stockholders' equity	45,751	42,907

Total liabilities and stockholders' equity	$55,494	$51,956

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2008	Jun 30, 2008	Sep. 30, 2007	Sep. 30, 2008	Sep. 30, 2007
Revenues	$10,829	$10,323	$9,170	$30,553	$24,572
Cost of revenues	7,403	7,069	6,291	20,927	16,822

Gross profit	3,426	3,254	2,879	9,626	7,750

Operating expenses:
Research and development	884	895	876	2,677	2,413
Sales and marketing	608	645	556	1,921	1,759
General and administrative	888	893	817	2,675	2,593

Total operating expenses	2,380	2,433	2,249	7,273	6,765

Income from operations	1,046	821	630	2,353	985
Interest and other income, net	319	281	435	996	1,333

Net income before tax	$1,365	$1,102	$1,065	$3,349	$2,318
Income tax	20	21	-	103	-

Net income	$1,345	$1,081	$1,065	$3,246	$2,318

Net income per share:
Basic	$0.03	$0.03	$0.03	$0.08	$0.06
Diluted	$0.03	$0.03	$0.02	$0.08	$0.05

Weighted average shares outstanding:
Basic	41,641	41,574	40,980	41,536	40,799
Diluted	42,542	42,674	44,929	42,621	44,747

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$17	$20	$29	$59	$121
Research and development	7	9	13	26	50
Sales and marketing	5	6	9	18	33
General and administrative	5	11	40	28	114

Total	$34	$46	$91	$131	$318